                                                                    EXHIBIT 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                                                            Three Months Ended March 31,
                                                                                                2001              2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                         (Thousands, except ratio amounts)
Pretax income from continuing operations..............................................    $      10,034     $      31,209

Undistributed income of less than 50% owned equity investees..........................             (857)            (716)
Minority interest in income of majority owned subsidiaries
 with fixed charges...................................................................              183               207
Add fixed charges as adjusted (from below)............................................           68,481            80,364
                                                                                          -------------     -------------
                                                                                          $      77,841     $     111,064
                                                                                          -------------     -------------
Fixed charges:
 Interest expense:
         Corporate    ................................................................    $      59,294     $      67,829
         Financial services...........................................................                -             3,384
         Capitalized  ................................................................                -               (1)
         Amortization of debt costs...................................................            1,512             1,720
 1/3 of rental expense................................................................            7,675             7,431
                                                                                          -------------     -------------
Fixed charges ........................................................................           68,481            80,363
 Less:   Capitalized interest.........................................................                -                 1
                                                                                          -------------     -------------
Fixed charges as adjusted.............................................................    $      68,481     $      80,364
                                                                                          =============     =============
Ratio (earnings divided by fixed charges).............................................             1.14              1.38
                                                                                          =============     =============
Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 1.50 for the three months ended March 31, 2001.
